北京市朝阳区东三环中路 5 号财富金融中心 57 层 5705 室 邮政编码 100020
Suite 5705, 57th Floor, Fortune Financial Center, 5 East 3rd Ring Road, Chaoyang District, Beijing 100020, PRC
电话/Tel: +(8610)6530 9989
网址/Web: http://www.pacgatelaw.com

No. 005
March 22, 2026

To: CGL Logistics Holdings Limited (the "**Company**")

Legal Opinion Regarding the Filing with the China Securities Regulatory Commission

Dear Madams/Sirs,

This Opinion assesses the issues relating to the application of filing under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by China Securities Regulatory Commission (the "**CSRC**") on February 17, 2023, which became effective on March 31, 2023 (the "**Trial Measures**"), with respect to CGL Logistics Holdings Limited's (the "**Company**") Registration Statement on Form F-1 (the "**Registration Statement**") relating to the proposed public offering of certain number of ordinary shares of the Company and the proposed listing of the ordinary shares of the Company on the Nasdaq Capital Market (the "**Proposed Offering and Listing**").

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions on the PRC Laws (as defined below).

A. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

i. "**Company**" means CGL Logistics Holdings Limited (華洋物流控股有限公司).

ii. "**CSRC**" means the China Securities Regulatory Commission.

iii. "**Governmental Agencies**" means any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

iv. "**PRC**" or "**Chinese Mainland**" means the People's Republic of China, excluding, for the purposes of this Opinion only, the Hong Kong Special Administrative Region of the People's Republic of China, the Macau Special Administrative Region of the People's Republic of China and Taiwan.

v. "**PRC Subsidiaries**" means any and all of the companies as listed in Schedule I.

vi. "**PRC Laws**" means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

vii. "**Proposed Offering and Listing**" has the meaning given to it in the preamble of this Opinion.

viii. "**Trial Measures**" mean the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which became effective on March 31, 2023.

B. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Subsidiaries, such other documents, corporate records and certificates issued by the Governmental Agencies and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (collectively, the "**Documents**").

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that ("**Assumptions**"):

i. All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii. Each of the parties to the Documents, other than the PRC Subsidiaries, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii. The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv. The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v. All Documents which may affect our opinions herein have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete in all aspects.

According to Article 13 of the Trial Measure, a domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with CSRC as per requirement of the Trial Measures, submit relevant materials that contain a filing report and a legal opinion, and provide truthful, accurate and complete information on the shareholders and etc.

According to Article 15 of the Trial Measure, any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect overseas offering and listing made by a domestic company: (1) financial elements: 50% or more of the issuer's operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) operating elements: the main parts of the issuer's business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not it constitutes an indirect overseas offering and listing by domestic companies, shall be made on a substance-over-form basis.

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out herein, we are of the opinion that

(1) the Proposed Offering and Listing will not be identified as an indirect overseas offering and listing made by a domestic company under the Trial Measures; and

(2) the Company and its PRC subsidiaries are not required by the Trial Measures to fulfill the filing procedure with CSRC before the consummation of the Proposed Offering and Listing.

CSRC implements the Trial Measures and makes the determination as to whether or not the Proposed Offering and Listing constitutes an indirect overseas offering and listing on a substance-over-form basis; and we cannot assure you whether CSRC will reach a conclusion contrary to the views we have stated in this Opinion.

This Opinion expressed above is subject to the following qualifications (the "**Qualifications**"):

i. This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the

future with or without retrospective effect.

iii. This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC, especially considering that Article 15 of the Trial Measure provides that the determination as to whether or not it constitutes an indirect overseas offering and listing by domestic companies, shall be made on a substance-over-form basis.

iv. This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v. Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company and the PRC Subsidiaries readily available as of the date hereof, and/or deemed necessary for any subsequent CRSC compliance, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC Subsidiaries and Governmental Agencies.

vi. This Opinion is intended to be used in the context which is specifically referred to herein.

vii. As used in this Opinion, the expression "to the best of our knowledge" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Proposed Offering and Listing. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by any regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ PacGate Law Group

PacGate Law Group

Schedule I

List of PRC Subsidiaries

No.	Full Name	Shareholder	Shareholding Percentage
1.	CGL Flying Fish Logistics (Beijing) Limited (华洋飞鱼（北京）国际货运代理有限公司)	China Global Lines Limited (華洋航運有限公司)	100%
2.	CGL Flying Fish Logistics (Shanghai) Limited (上海华洋飞鱼国际货运代理有限公司)	CGL HOLDING LTD	100%